FOR IMMEDIATE RELEASE	Contact:	Rachel G. Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Second Quarter 2022 Results

(July 15, 2022) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the second quarter of 2022 of $2,558,000, a $993,000, or 28.0% decrease, from the $3,551,000 earned during the second quarter of 2021. Net income for the six months ended June 30, 2022, was $5,749,000, a $2,306,000, or 28.6% decrease, from the $8,055,000 earned for the six months ended June 30, 2021. Basic and diluted earnings per share for the second quarter of 2022 and 2021 were $0.46 and $0.64, respectively and year-to-date earnings per share were $1.03 in 2022 compared to $1.45 in 2021.

The Corporation’s earnings were impacted by several factors through the second quarter including higher net interest income and a higher provision for loan losses. In addition, earnings were lower due to a decrease in operating income and higher operating expenses as detailed in the paragraphs that follow.

The Corporation’s net interest income (NII) increased by $2,243,000, or 23.1%, and $3,285,000, or 16.9%, for the three and six months ended June 30, 2022, compared to the same periods in 2021. The increase in NII resulted from an increase in interest on loans of $1,350,000, or 16.5%, and $1,780,000, or 10.8%, for the three and six months ended June 30, 2022, compared to the same periods in 2021 and an increase in interest income on securities of $845,000, or 37.7%, and $1,271,000, or 29.7%, for the three and six months ended June 30, 2022, compared to the same periods in 2021. In addition, interest expense on deposits and borrowings decreased by $21,000, or 2.6%, and $189,000, or 11.4%, for the same time periods.

The Corporation recorded a provision for loan losses of $650,000 in the second quarter of 2022, compared to no provision recorded for the second quarter of 2021. For the year-to-date period, provision expense was $750,000 in 2022, an increase of $375,000, compared to provision expense of $375,000 recorded for the six months ended June 30, 2021. The increase in provision expense can be primarily attributed to increased loan growth in 2022. The allowance as a percentage of total loans was 1.30% as of June 30, 2022, and 1.46% as of June 30, 2021.

Other income, excluding gains on the sale of mortgages and securities, increased by $239,000, or 9.3%, for the second quarter of 2022, compared to the prior year, and decreased by $4,000, for the six months ended June 30, 2022, compared to the prior year’s periods. Gains on the sale of mortgages decreased by $917,000, or 73.7%, for the three months ended June 30, 2022, and $2,112,000, or 66.5%, for the six months ended June 30, 2022, compared to the prior year’s periods. Mortgage production was stable in 2022 compared to 2021, but the rapid market rate increases have affected the margin the Corporation is able to obtain on the sale of mortgages. Gain on sale of securities decreased by $380,000, for the three months ended June 30, 2022, and $584,000, for the six months ended June 30, 2022, compared to the prior year’s periods due to higher interest rates which resulted in fewer sales.

ENB FINANCIAL CORP

Total operating expenses increased by $1,781,000, or 18.4%, and $3,202,000, or 17.0%, for the three and six months ended June 30, 2022, compared to the same periods in 2021. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $748,000, or 12.6%, and $1,561,000, or 13.4%, for the three and six months ended June 30, 2022, compared to the same periods in 2021. The increase in salary costs was primarily due to additions to staff as well as salary realignment costs. Additionally, a bank-wide incentive plan was implemented during 2022, resulting in an accrual for the year-to-date period based on progress toward annual performance metrics. Other operating expenses were higher for both periods, driven by increases in software and technology costs, an increase in the provision for off balance sheet credit losses, and various other smaller increases.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2022 were 0.60% and 9.55%, respectively, compared to 0.92% and 10.86% for the second quarter of 2021. For the six months ended June 30, 2022, the Corporation’s annualized ROA was 0.68%, compared to 1.07% in 2021, while the ROE was 9.70%, compared to 12.43% in 2021.

As of June 30, 2022, the Corporation had total assets of $1.77 billion, up 12.1%; total loans of $1.04 billion, up 19.7%; total deposits of $1.58 billion, up 15.3%; and total stockholders’ equity of $101.4 million, down 25.4%, from the balances as of June 30, 2021. The Corporation’s earnings, net of dividends paid, positively impacted the level of stockholders’ equity, while a devaluation of the investment portfolio, resulting in a higher level of unrealized losses, had a negative impact. The changes in investment gains and losses impact capital on an ongoing basis and were adversely impacted by the dramatic increase in market interest rates during the first part of 2022.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

	June 30,		%
Balance Sheet	2022	2021	Change

Securities	$587,913	$592,128	(0.07)%
Total loans	1,041,440	869,755	19.7%
Allowance for loan losses	13,606	12,703	7.1%
Total assets	1,770,345	1,578,784	12.1%
Deposits	1,578,280	1,368,884	15.3%
Total borrowings	83,926	69,844	20.2%
Stockholders' equity	101,401	135,941	(25.4)%

	Three Months Ended		Six Months Ended
Income Statement	June 30,		June 30,
	2022	2021	2022	2021

Net interest income	$11,974	$9,731	$22,695	$19,410
Provision for loan losses	650	—	750	375
Gains on sale of mortgages	328	1,245	1,063	3,175
Noninterest income, excluding mortgage gains	2,691	2,832	5,632	6,220
Noninterest expense	11,477	9,696	22,085	18,883
Income before taxes	2,866	4,112	6,555	9,547
Provision for income taxes	308	561	806	1,492
Net Income	2,558	3,551	5,749	8,055

Per Share Data
Earnings per share	0.46	0.64	1.03	1.45
Dividends per share	0.17	0.17	0.34	0.33

Earnings Ratios
Returning on average assets (ROA)	0.60%	0.92%	0.68%	1.07%
Return on average stockholders equity (ROE)	9.55%	10.86%	9.70%	12.43%
Net Interest margin	2.96%	2.72%	2.85%	2.79%
Efficency ratio	74.3%	70.0%	73.6%	65.6%

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